UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

October 4, 2016

Date of Report (Date of earliest event reported)

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, AZ	85253
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 305-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 4, 2016, TPI Composites, Inc. (the “Company”) entered into an amended and restated supply agreement with General Electric International, Inc. (“GE”) for the continued supply of wind blades from its Newton, Iowa manufacturing facility. The amended and restated supply agreement extends the term of the supply agreement from December 31, 2018 to December 31, 2020 and provides for the supply of wind blades to GE upon substantially similar terms and conditions as in effect prior to the execution of the amended and restated supply agreement.

The Company also entered into an amendment to its existing supply agreement with GE for the continued supply of wind blades from its Juarez, Mexico manufacturing facility. The amendment extends the term of the supply agreement from December 31, 2018 to December 31, 2020 and provides for the supply of wind blades to GE upon substantially similar terms and conditions as in effect prior to the execution of the amendment. A more detailed description of the Company’s supply agreements with GE can be found in the section entitled “Business—Wind Blade Long-Term Supply Agreements—GE Wind” in the Company’s Prospectus (Registration No. 333-212093) filed on July 22, 2016 with the Securities and Exchange Commission.

The Company also entered into a new supply agreement with GE for the supply of incremental wind blades from its third manufacturing facility under construction in Juarez, Mexico through December 31, 2020. The terms and conditions of this supply agreement are substantially similar to the terms and conditions of the existing Mexico supply agreement with GE as described above. The Company expects to commence production under this supply agreement in the first quarter of 2017.

The foregoing summary does not purport to be complete and is qualified in its entirety by the text of the foregoing agreements and amendment, redacted copies of which will be filed as exhibits in a future periodic filing of the Company, and are incorporated herein by reference. The Company intends to seek confidential treatment for certain portions of the agreements and amendment pursuant to a confidential treatment request that it intends to submit to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TPI COMPOSITES, INC.

October 11, 2016	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer